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                                                                   EXHIBIT 10.39

[LOGO OF AUTOWEB.COM]

[LETTERHEAD OF AUTOWEB.COM]



August 22, 2000


Mr. Steve Cottrell
1920 Main Street
LaCrosse, WI 54601

Dear Steve:

I am pleased to extend to you an offer of employment as Vice President of Sales, at Autoweb.com, reporting to Sam Hedgepeth, President and CEO. This offer is contingent upon the terms set forth below. Said terms and conditions are a condition precedent to any obligation of Autoweb.com to perform, accept performance, or pay for performance. The conditions are as follows:

1. You will be conditionally employed for the first sixty (60) days of your acceptance of this offer of employment.
2. During this sixty (60) day period your compensation will be based upon an annual salary of $175,000, which will be paid semi-monthly. You will also be eligible for a commission based upon a performance benchmark plan that Autoweb will put in place within two (2) weeks of your start date.
3. Autoweb.com will have the sole discretion to develop the measurement standards for meeting your performance benchmarks and to decide, after the sixty (60) day period expires, whether these performance have been met.

Should your employment continue, after sixty (60) days of employment and the satisfactory performance of the conditions described above, the following compensation shall be offered to you:

1. Your compensation will be based upon an annual salary of $175,000, which will be paid semi-monthly.
2. You will be eligible for a commission in 2000, which will be based on a combination of revenue and dealer renewal and retention, as well as your success rate with leads, fees and consulting. Aggressive objectives will be set jointly with you within the above-mentioned sixty (60)-day period, and your performance will be reviewed on a quarterly basis, thereafter. If all objectives are met, your commission will be in the amount of $175,000, if you exceed your objectives, you will be paid an additional amount accordingly.
3. You will also be eligible to receive certain employee benefits including health, vision and dental insurance effective your first day of employment, and our 401(k) plan effective at a later date. You will be eligible for fifteen days of Paid Time Off (PTO) and eleven paid holidays per year, which are pro-rated based upon your date of hire.


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Mr. Steve Cottrell                      -2-                      August 22, 2000

4. The Company will grant you an option to purchase 125,000 shares of Common Stock (Incentive Stock Option Plan) at an exercise price to be determined by the Board of Directors based upon the fair market value of the common stock at the time of grant. The option shall vest over a four-year period as follows: 25% of such shares shall vest after sixty (60) days on the job, following the first anniversary date of the grant the balance will vest on a pro rata monthly basis over the next thirty-six (36) months.
5. If the Company terminates your employment for any reason other than cause and 50% of your objectives have been met, the Company will pay you a lump sum payment of 6 months of your average month's compensation based on the current year-to-date figures. Further, in the event of a Change of Control, the Company's Change of Control policy, as approved by the Autoweb.com Board of Directors, becomes effective. This paragraph five (5) is not effective in the event your employment is terminated before the 61st day.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination for age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, and we waived our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicate original for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement and an Employee Non Disclosure Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except through written agreement signed by the Company.

Steve, I feel that Autoweb.com is putting together an excellent team and I am convinced you have the background, skills, and leadership abilities to assist Autoweb.com in achieving its business objectives. I feel you will be an excellent addition to our team. I look forward to working with you.

Sincerely,


/s/ S.M. Hedgepeth III
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S.M. Hedgepeth III
President and CEO
                                        AGREED TO AND ACCEPTED

    9/5/00                              /S/ Steve Cottrell          8/24/00
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Start Date                              Steve Cottrell               Date